EXHIBIT 99.2

SUMMARY DESCRIPTION OF BUSINESS

SEPTEMBER 9, 2022

Set forth below is a summary description of the business of Catheter Precision, Inc., a Delaware corporation (“Catheter”), which has been prepared as of the date set forth above in connection with a proposed merger (the “Merger”) with Ra Medical Systems, Inc. (“Ra”) and a Form 8-K regarding the Merger filed by Ra on or about the date hereof (the “Form 8-K”). This summary is intended to be read in conjunction with the Form 8-K and the other exhibits thereto, which include further information about the Merger, a Management’s Discussion and Analysis concerning Catheter, risk factors related to Catheter’s business and the Merger, historical financial statements of Catheter, and pro forma financial statements reflecting the proposed Merger.  This summary should also be read in conjunction with Ra’s other past and future SEC filings, including its proxy statement related to the Merger when it becomes available and, to the extent relevant, registration statements filed under the Securities Act of 1933.  Catheter stockholders should read this summary in conjunction with the Joint Private Placement Memorandum and Information Statement to be distributed by the two companies jointly in connection with the Merger.  See also “CAUTION REGARDING FORWARD LOOKING STATEMENTS” in the Form 8-K. This summary speaks as of the date set forth above, and you should assume that the information set forth below is accurate only as of such date.

Overview

Catheter is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). Catheter’s primary product is the View into Ventricular Onset System or VIVO™ System (“VIVO” or “VIVO System”). Catheter is focused on the design, market development and usage adoption of Catheter’s VIVO System by cardiac electrophysiology specialists to enhance their ability to diagnose and treat cardiac arrhythmias. Catheter has completed development, received regulatory clearance and initiated sales of the VIVO System in the U.S. and Europe.

VIVO is a software based non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. When using VIVO prior to the ablation procedure the physician is able to better plan the procedure resulting in reduced procedure time, increased safety for the patient and improved procedural success.

Catheter has been cleared to label the VIVO System with the CE Mark in the EU and certain other countries.  The CE Mark designation allows us to market that product in countries that are members of the EU and the European Free Trade Association. Catheter has commenced limited sales of the VIVO System in Europe and the UK through independent distributors. Catheter’s international distributors are supported by two EU based full time and one part time employee.

Catheter has received United States Food and Drug Administration (“FDA”) approval to market and promote the VIVO System in the United States as a pre-procedure planning tool for patients with structurally normal hearts undergoing ablation treatment for idiopathic ventricular arrhythmias. VIVO allows for the acquisition, analysis, display and storage of cardiac electrophysiological data and maps for analysis by a physician. Catheter began a limited commercial launch of VIVO in 2021 and to date, VIVO has been utilized in more than 710 procedures in the US and EU by over 30 physicians, with no reported device-related complications.

Prior to 2018, Catheter marketed the Amigo® Remote Catheter System (the “Amigo” or “Amigo System”), which provides for accurate positioning, manipulation, and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. Amigo was designed for us during the ablation procedure, to allow the physician to remotely navigate standard commercially available catheters, with stability and precision, and maintains catheter locations within the heart while decreasing radiation exposure and avoiding long periods standing bedside in heavy protective lead aprons. Amigo was used in over 2,000 procedures in the US and Europe and was well received by leading experts in the field of EP. We own the intellectual property related to Amigo, and this product is under consideration for future research and development of a generation 2 product.

Electrophysiology Market

Cardiac Electrophysiology, or EP, is one of healthcare’s largest sectors and rapidly growing. The EP market includes well known medical devices such as pacemakers, ECG systems and cardiac catheters, but also laboratory equipment such as intracardiac mapping systems and fluoroscopy systems (similar to x-ray in real time). The EP market includes large medical device companies such as Medtronic, Plc., Abbott Laboratories, Biosense-Webster (J&J) and Boston Scientific Corp. and was estimated to be $6.8 billion in 2020 and growing to $10.6 billion by 2025 (CAGR of 9.1%). Population growth, increasing rates of heart disease and the rising cost of healthcare are driving growth in the EP markets.

Within the EP market, Catheter Precision focuses its products on the catheter ablation market. The catheter ablation market was $3.2 billion in 2020 and estimated to grow to $6.4 billion in 2026. The catheter ablation market is growing at a faster rate (12.4% CAGR) than the EP market as a whole.

Global Ventricular Ablation Procedure Growth
21% CAGR
Series 1, 2,020, 80,000
Series 1, 2,021, 111,400
Series 1, 2,022, 131,452
Series 1, 2,023, 155,113
Series 1, 2,024, 183,033
Series 1, 2,025, 215,980
Series 1, 2,026, 254,857

Within the last 10 years, ventricular ablation has become a fast-growing treatment option. Currently, there are about 80,000 ventricular ablations annually and VT ablations represent approximately 16% of ablations in the US. Currently, the market is underserved, and this number is expected to increase to over 250,000 procedures by 2026. The ventricular ablation market is growing at 21% CAGR, which is a faster rate than the global EP market and the catheter ablation market as a whole. The growth in the ventricular ablation market is driven by advances in EP technology as well as updated physician guidelines. The Heart Rhythm Society (HRS) Expert Consensus Statement on Catheter Ablation of Ventricular Arrhythmias, published in May 2019 recommends catheter ablation in preference to anti arrhythmic drugs or in the situation where anti arrhythmic therapy has failed or is not tolerated. The guidelines also recommend ablation for reducing recurrent VT and implantable cardioverter-defibrillator shocks.

Existing Treatments and Methods for Catheter Ablations

Traditionally, the first line of treatment for cardiac arrhythmias is medication. Unfortunately, this is not a permanent fix and most patients eventually need a catheter ablation.

Catheter Ablation Procedure Overview

An electrophysiologist stands next to the patient’s bed near the patient’s groin. A catheter or catheters are inserted into the femoral vein (located at the groin) and navigated into the right side of the heart. Depending on the type of arrhythmia, the catheter is inserted into the atrium or the ventricle. Once inserted, a diagnostic catheter is used in conjunction with an invasive (traditional) mapping system to create a map of the patient’s heart. This allows the physician to see the individual patient’s cardiac structures and size. Once the map is created, the physician begins to “pace map.” This process requires the physician to move the catheter from spot to spot to determine the electrical conduction at different areas to determine if the tissue in that area is responsible for the arrhythmia. Once the area is located, the physician will provide a form of energy (radiofrequency, cryo, etc.) to ablate the tissue in that spot.

Treatment Challenges for Ventricular Arrhythmias

Treatment of ventricular ablations with cardiac ablations is a relatively new treatment option. As a result the patient population is underserved, not as well understood, and the available techniques and technologies available are limited when compared to the atrial ablation options.

Ablation locations within the ventricle are very difficult to identify. Often, patients are highly symptomatic (dizzy, breathing difficulties, etc.) but the arrhythmia is infrequent. When this happens, it is hard to predict when the patient will be having an “active” arrhythmia. Because of this, the physician may not be able to identify the location even when using medication to induce the arrhythmia. Without confirmation during invasive mapping, the patient is removed from the electrophysiology lab without the ablation procedure being performed and the patient having to return at a later date and try again for a successful outcome.

Even when a patient has frequent ventricular arrhythmias, the process of pace-mapping often takes 4 – 5 hours to identify the location for ablation, which can increase the likelihood of patient complications due to the extended time under anesthesia.

Lastly, many patients with untreated ventricular arrhythmias cannot tolerate anesthesia well, thus long invasive mapping is not an option for them.

Treatment Challenges for Atrial Arrhythmias

Catheter ablation for atrial arrhythmias is more standardized and “advanced” than for ventricular ablations, thus less pace mapping is required. Instead, a procedure called Pulmonary Vein Isolation (PVI) is performed for atrial fibrillation (AF), and a single line is ablated for atrial flutter.

Despite steady improvement in the tools available to perform effective procedures, there is clear study evidence that catheter based atrial fibrillation treatment technology can become more effective.  According to a study entitled “Long Term Outcomes of Catheter Ablation of Atrial Fibrillation: A Systematic Review and Meta- Analysis” published in the Journal of American Heart Association on March 18, 2013, which looked at multiple individual studies covering over 6,000 patients, “single procedure freedom from atrial fibrillation at long term follow up was 53.1%.”  The same study found “with multiple procedures performed, the long-term success rate was 79.8%.”  Ineffective treatment may result in patients undergoing two or more EP procedures to achieve relief from AF at an estimated cost in the range of $20,000 or more per procedure.

Specific reasons have not been proven for the lower success rate of initial ablation procedures. However, there is growing evidence that better results occur if the treating EP physician is able to make better lesions by maintaining stable contact force of the catheter against the heart wall, thereby reliably delivering the energy required to eliminate the abnormal rhythms.  Variation in catheter contact force occurs as the physician attempts to manually position and hold the catheter tip in a stable position during cases lasting 2 to 3 hours in order to perform typically over 100 small tissue burns (ablations) of the cardiac anatomy.

Large multi-national medical device companies, such as Medtronic, Inc., Boston Scientific Corp., Abbott Laboratories, St. Jude Medical, Inc. and the Biosense Webster division of Johnson & Johnson, among others, continue to invest heavily to develop and introduce new devices and technologies to improve patient outcomes.  Included among these are force-sensing catheters, including the Biosense SmartTouch TM catheter, which provide a continuous readout of the contact force between the catheter and the heart wall.  Our business is focused on the controlled delivery of these catheter technologies to enhance both the performance of ablation procedures and the ease and safety for the physicians who perform them.

A recent peer-reviewed multicenter study sponsored by Biosense Webster, entitled “Paroxysmal AF Catheter Ablation with a Contact Force Sensing Catheter” found that catheter ablation success rates can be as high as 80% when the physician is able to maintain stable contact force within investigator selected working ranges.  “The increased percent of time within Investigator selected working ranges > 80% of the time during therapy, outcomes were 4.25 times more likely to be successful.” Further, “stable contact force during radiofrequency application increases the likelihood of twelve-month success.” However, it should be noted, that using manually controlled methods, the physicians in the study could only maintain optimal tissue contact in less than 30% of the patients studied.

In addition, another study, sponsored by St. Jude Medical, Inc., showed similar findings using their recently FDA-approved contact-force sensing catheter.  In the TOCCASTAR study, 85.5% of ablation procedure patients were free of atrial fibrillation at one year after the procedure when optimal catheter tip contact force was maintained, versus only 67.7% when non-optimal contact force was achieved.

Catheter Precision’s Ventricular Solution – VIVO

VIVO is a non-invasive 3D imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure. This can reduce procedure time, patient complications and healthcare costs while improving patient outcomes.

The VIVO software is provided on an off the shelf laptop, and the system includes a 3D camera. In addition, the system can only be used with a disposable component, the VIVO Positioning Patches, which are required for each procedure.

The VIVO software contains proprietary algorithms that are based on standard EP principles. However, the accuracy of the algorithms is improved because it does not use generalized assumptions and instead, uses patient specific information. VIVO uses standard clinical inputs such as a CT or MRI and a 12 lead ECG, both of which are routinely gathered for most EP procedures, allowing VIVO to seamlessly integrate into the workflow. A 3D photograph is obtained of the patient’s torso after the ECG leads are in place and all of these clinical inputs are combined to generate a 3D map of the patient’s heart with a location of the earliest onset of the ventricular arrhythmia.

VIVO Workflow

VIVO Clinical Use and Studies

To date, VIVO has been used in more than 710 procedures, by more than 30 physicians in 7 countries. Initial clinical work was completed with the first-generation software, which resulted in FDA 510(k) Clearance in June 2019.

The US multi-center study enrolled 51 patients from 5 centers. Of note, the Principal Investigator and center to have the highest enrollment was Johns Hopkins University in Baltimore, Maryland. This study was conducted to evaluate the accuracy of VIVO as compared to invasive mapping systems (current method for determining arrhythmia origins). VIVO met all study endpoints and correctly matched the predicted arrhythmia origin in 44/44 patients (100%; primary endpoint) and correctly matched paced sites in 225/226 locations (99.56%; secondary endpoint). In some instances, this study showed that VIVO has better predictability for arrhythmia origin than a physician’s manual review of a 12 lead ECG.

While conducting the initial clinical study for FDA submission, Catheter developed generation 2 in parallel with a goal to have this version complete and ready to submit upon 510(k) clearance of generation 1. Catheter successfully achieved this goal and received CE Mark and FDA 510(k) Clearance for generation 2.

Additional clinical work has occurred with generation 2. Until recently, this data has been single center, physician-initiated research and has resulted in peer reviewed clinical science at electrophysiology conferences and in journals.

Three physicians, at different centers, in the UK conducted a feasibility study for Stereotactic Ablative Radiotherapy (SABR) and published their data on nine patients. SABR is an ablation technique utilizing non-invasive methods akin to proton therapy for cancer treatment. To do a complete non-invasive ablation, accurately predicting the ablation location non-invasively is key to procedural success, and VIVO was utilized for this purpose. Non-invasive ablation is a new technique and requires additional data, but it is showing promise and has generated excitement within the EP community. If accepted for wide-spread treatment, this would allow for previously un-ablatable patients to receive lifesaving treatments.

A currently ongoing study is being conducted at the Royal Brompton Hospital, which has enrolled 10 patients so far and examined procedure time for these 10 patients. When these initial 10 VIVO patients were compared to a historical cohort, the patients in which VIVO was utilized were found to have a reduction in procedure time of approximately 30%. This data has not yet been published.

In April 2022, one physician from the Netherlands presented an abstract at EHRA (European Heart Rhythm Association), focused on using VIVO as a way to screen patients prior to the ablation procedure. This study of 15 patients concludes that using VIVO pre-procedurally may enable the physician to determine procedure success rates and prevent unnecessary ablation procedures. This data will need to be further studied in larger numbers but determining success in advance of the procedure would improve ablation therapy, which has a high failure rate and thus requires additional ablation procedures.

In October 2021 the first patient was enrolled in the VIVO EU Registry. This registry aims to gather data about how VIVO is used in real-world settings, outside of a rigorous clinical study. The registry will enroll 125 patients across Europe and the UK and collect information about different workflows and applications for VIVO.  To date, 51 patients have been enrolled and enrollment is targeted to be complete in Q2 2023. This data serves multiple purposes including fulfilling European regulatory requirements for on-going data collection, publication of multi-center data, and future development of studies and improvements to the VIVO technology.

Government Regulations

Governmental authorities in the U.S. (at the federal, state, and local levels) and abroad extensively regulate, among other things, the research and development, testing, manufacture, quality control, clinical research, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those we market and are developing.

FDA Regulation

In the U.S., FDA subjects pharmaceutical and biologic products to rigorous review. If Catheter does not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or to allow us to manufacture or market our products, and we may be criminally prosecuted. Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

United States Anti-Kickback and False Claims Laws

In the U.S., there are Federal and State anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs. These laws are potentially applicable to manufacturers of products regulated by the FDA as pharmaceuticals, biologics, medical devices, and hospitals, physicians and other potential purchasers of such products. Other provisions of Federal and State laws provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. In addition, certain states have implemented regulations requiring medical device and pharmaceutical companies to report all gifts and payments of over $50 to medical practitioners. This does not apply to instances involving clinical trials.

Although Catheter intends to structure its future business relationships with clinical investigators and purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenged by Federal or State enforcement officials under these laws.

Research and Development Expense

Research and development costs and expenses consist primarily of fees paid to external service providers, laboratory testing, supplies, costs for facilities and equipment, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Employees

As of the date of this Joint Information Statement/PPM, Catheter has 7 employees. Catheter does not expect material changes to this number for New Catheter immediately following the Merger.

Properties

Catheter’s administrative, manufacturing and development activities are performed in a 3,000 square foot leased facility in Mount Olive NJ.  The lease had an original term of three years and is due to expire December 31, 2022.  For the year ended December 31, 2021 and 2020, the amounts paid for rent to totaled $25,585 and $25,934, respectively.  Catheter’s principal offices are located at 500 International Drive, Mount Olive, NJ 07828, telephone (973) 691-2000, facsimile (973) 691-7573.

Catheter believes its existing facilities are suitable to meet current and future anticipated operational needs.

Catheter Financial Statements

The following financial statements are filed as exhibits with the Form 8-K:

1.	Audited financial statements of Catheter for the fiscal years ended December 31, 2021 and December 31, 2020
2.	Unaudited financial statements of Catheter for the six-month periods ended June 30, 2022 and June 30, 2021
3.

Unaudited pro forma combined financial information of Ra Medical Systems, Inc. and Catheter Precision, Inc. as of June 30, 2022 and for the year ended December 31, 2021 and the six months ended June 30, 2022.